                         CONSENT OF INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Independent Auditors" and to the use of our report dated March 23, 2001 accompanying the consolidated financial statements of The Manufacturers Life Insurance Company (U.S.A.) and to the use of our report dated February 2, 2001 accompanying the financial statements of Separate Account Two of The Manufacturers Life Insurance Company of America in the Registration Statement on Form S-6 and related prospectus of Separate Account M of The Manufacturers Life Insurance Company (U.S.A.) relating to the "Lifestyle Annuity" contracts and to be filed with the Securities and Exchange Commission on January 2, 2002.


/s/ Ernst & Young LLP

Philadelphia, Pennsylvania
December 28, 2001